  As Filed with the Securities and Exchange Commission on November 18, 1998

                           Registration No. 333-02271

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ENERGYSOUTH, INC.
             (Exact name of registrant as specified in its charter)
                  (successor to MOBILE GAS SERVICE CORPORATION)

        ALABAMA                                           58-2358943
(State of incorporation)                    (I.R.S. Employer Identification No.)

                               2828 Dauphin Street
                              Mobile, Alabama 36606
                                 (334) 450-4774

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JOHN S. DAVIS
                                    President
                               2828 Dauphin Street
                              Mobile, Alabama 36606
                            Telephone: (334) 450-4774

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:
                              E.  B.  PEEBLES III
                          Armbrecht, Jackson, DeMouy,
                         Crowe, Holmes & Reeves, L.L.C.
                              1300 Riverview Plaza
                             Mobile, Alabama  36602
                                 (334) 432-6751

If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

EnergySouth, Inc. ("Registrant") is the successor issuer to Mobile Gas Service Corporation pursuant to the Agreement and Plan of Merger referenced as Exhibit 2 hereto and, pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Act") hereby expressly adopts Mobile Gas's Registration Statement on Form S-3 (No. 333-02271) as Registrant's own registration statement for all purposes of the Act and the Securities Exchange Act of 1934, as amended.

                  [Notice to current participants, to be mailed
                       only to those who were participants
                             as of October 12, 1998]

                                                       [EnergySouth logo]

                                ENERGYSOUTH, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                    (formerly Mobile Gas Service Corporation
                 Dividend Reinvestment and Stock Purchase Plan)

         Enclosed is the new Prospectus for the EnergySouth, Inc. Dividend Reinvestment and Stock Purchase Plan, which replaces the Prospectus dated April 4, 1996 with respect to the Mobile Gas Service Corporation Dividend Reinvestment and Stock Purchase Plan.

         Earlier this year stockholders of Mobile Gas approved the reorganization of Mobile Gas into a holding company structure (the "Reorganization") in which EnergySouth replaced Mobile Gas as the publicly-traded corporation. Effective February 2, 1998 each two outstanding shares of common stock, $.01 par value per share, of Mobile Gas ("Mobile Gas Common Stock"), including those held in the Plan, were converted into three shares of common stock, $.01 par value per share, of the Company ("EnergySouth Stock"). As part of the Reorganization, EnergySouth assumed the Plan, the name of the Plan was changed to the EnergySouth, Inc. Dividend Reinvestment and Stock Purchase Plan, and the Plan was amended to utilize EnergySouth Stock instead of Mobile Gas Common Stock. Plan participants as of February 2, 1998 were not required to take any action to continue their participation in the Plan, and you are not required to take any action now to continue your participation in the Plan.

         As of October 12, 1998, AmSouth Bank was replaced as the agent for administration of the Plan by BANKBOSTON, N.A. c/o Boston EquiServe LP. You can find information about how to contact EnergySouth or the new administrator in the new Prospectus. The Prospectus also reflects administrative changes in the Plan. These changes generally require that instructions to begin, change or terminate participation in the Plan must be received no later than 2 business days before the record date for a dividend to be effective for that dividend, that checks used to make Optional Cash Investments must be drawn on U.S. banks, and that certain actions (including charging a fee) will be taken by the administrator for checks returned unpaid.

         We appreciate your continued participation in the Plan.

                                                                      PROSPECTUS

                                ENERGYSOUTH, INC.

                     Common Stock, $.01 Par Value per Share

                           Offered as Set Forth Herein
                                   Pursuant to
                                EnergySouth, Inc.
                  Dividend Reinvestment and Stock Purchase Plan

ENERGYSOUTH, INC. (the "Company"), hereby offers to the stockholders of the Company the opportunity to purchase shares of the Company's common stock, $.01 par value per share (the "Common Stock"), under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). No brokerage commission, fees or service charges are paid by participants in the Plan (the "Participants") in connection with purchases of shares of Common Stock for their accounts under the Plan. Under the Plan, holders of record of the Common Stock of the Company may elect to participate in either or both of the following:

o Dividend Reinvestment --under which such cash dividends as are declared and paid on all or a portion of the shares of Common Stock registered in the name of the Participant or held for the account of the Participant under the Plan are automatically reinvested.

o Optional Cash Investments --under which a Participant can purchase additional shares of Common Stock through a minimum payment of $25, up to aggregate payments of $5,000 per calendar quarter.

The common stock of EnergySouth, Inc. is traded on the NASDAQ National Market System under the symbol "ENSI". The price per share for Common Stock acquired under the Plan is the last sale price of the Common Stock as reported by the NASDAQ National Market System on the last trading day immediately preceding the Investment Date.

The provisions of the Plan are stated in this Prospectus in a question and answer format. This Plan amends and replaces the Mobile Gas Service Corporation Dividend Reinvestment and Stock Purchase Plan (the "1996 Plan") as originally effective on April 4, 1996 and all amendments thereto prior to the date of this Prospectus. The Company is the successor to Mobile Gas Service Corporation ("Mobile Gas"), as described in "THE COMPANY" below.

Current stockholders who do not presently participate in the Plan may become participants by completing an Authorization Card and returning it to BANKBOSTON, N.A. c/o Boston EquiServe LP (the "Bank"). STOCKHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PLAN NEED DO NOTHING AND WILL CONTINUE TO RECEIVE THEIR CASH DIVIDENDS, IF AND WHEN DECLARED, AS USUAL. STOCKHOLDERS WHO PRESENTLY PARTICIPATE IN THE PLAN DO NOT NEED TO TAKE ANY FURTHER ACTION TO CONTINUE PARTICIPATION IN THE PLAN.

This Prospectus relates to 525,000 authorized shares of Common Stock which are the shares into which an aggregate of 350,000 shares of common stock of Mobile Gas (comprised of 150,000 authorized shares of Mobile Gas Common Stock which were registered for offer and sale on October 29, 1981 and an additional 200,000 shares of Mobile Gas Common Stock which were registered for offer and sale on April 4, 1996) were converted in the Reorganization described under "THE COMPANY" below. It is suggested that this Prospectus be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 12, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is traded on the NASDAQ National Market System ("NASDAQ").

This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part, and exhibits relating thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act").

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents and information, previously filed by Mobile Gas or the Company with the Commission pursuant to the 1933 Act or the 1934 Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

1. The Annual Report of Mobile Gas on Form 10-K for the fiscal year ended September 30, 1997, filed pursuant to Section 13 of the 1934 Act;

2. The definitive Proxy Statement of Mobile Gas, dated December 12, 1997, filed pursuant to Section 14 of the 1934 Act in connection with its Annual Meeting of Stockholders on January 30, 1998; and

3. The Quarterly Report on Form 10-Q of Mobile Gas for the quarter ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1998, filed pursuant to Section 13 of the 1934 Act.

All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, MAY OBTAIN WITHOUT CHARGE A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO G. EDGAR DOWNING, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, ENERGYSOUTH, INC., POST OFFICE BOX 2607, MOBILE, ALABAMA 36652 (TELEPHONE (334) 450-4774).

                                   THE COMPANY

Pursuant to an Agreement and Plan of Merger between the Company and Mobile Gas, effective February 2, 1998 each two outstanding shares of common stock, $.01 par value per share, of Mobile Gas ("Mobile Gas Common Stock"), including those held in the Plan, were converted into three shares of Common Stock, and the Company replaced Mobile Gas as the publicly-traded corporation as part of the reorganization of Mobile Gas into a holding company structure (the "Reorganization"). As part of the Reorganization, EnergySouth assumed the Plan, the name of the Plan was changed to the EnergySouth, Inc. Dividend Reinvestment and Stock Purchase Plan, and the Plan was amended to utilize EnergySouth Stock instead of Mobile Gas Common Stock. The Prospectus now relates to 525,000 shares of EnergySouth Stock which are the shares into which an aggregate of 350,000 shares of Mobile Gas Common Stock previously registered for offer and sale by the Plan were converted as a result of the Reorganization.

The Company is primarily engaged through its subsidiaries in the purchase, distribution, sale and transportation of natural gas to approximately 100,000 residential, commercial, and industrial natural gas customers in its Southwest Alabama service territory, which covers approximately 300 square miles, including the City of Mobile and adjacent areas. The Company, through its subsidiary Bay Gas Storage Company, Ltd., provides for the storage and delivery of natural gas on behalf of Mobile Gas and other customers with whom Bay Gas Storage Company, Ltd. contracts. Mobile Gas is also involved in merchandise sales, specifically sales of natural gas appliances. The Company's principal executive offices are maintained at 2828 Dauphin Street, Mobile, Alabama 36606, telephone number (334) 450-4774.

Mobile Gas's utility operations are subject to regulation by the Alabama Public Service Commission ("APSC") as to the issuance of securities, and as to rates, adequacy of service, safety standards, accounting and depreciation. Unregulated operations include the sale and financing of gas appliances and contract and consulting work for utilities and industrial customers. Mobile Gas is also subject to or affected by various federal regulations.

                             DESCRIPTION OF THE PLAN

The Plan allows holders of record of the Common Stock of the Company a convenient method to purchase additional shares of Common Stock through automatic reinvestment of cash dividends, Optional Cash Investments or both. There are no brokerage commissions or service charges on any purchases of shares made through the Plan.

The Company's predecessor, Mobile Gas, commenced the Plan in 1981 as the Mobile Gas Service Corporation Dividend Reinvestment Plan. The Prospectus with respect to the Plan was previously supplemented to reflect inclusion of Mobile Gas Common Stock in the NASDAQ National Market System, effective April 2, 1985, and a concurrent change in the method of pricing Mobile Gas Common Stock purchased under the Plan to that currently in effect. The Plan was amended and restated in its entirety with provisions for Optional Cash Investments added, and the number of shares of Mobile Gas Common Stock issuable under the Plan was increased from 150,000 to 350,000, effective as of April 4, 1996.

Stockholders who do not presently participate in the Plan may become Participants by completing an Authorization Card and returning it to the Bank in the manner set forth in the answer to Question 5.

STOCKHOLDERS WHO PRESENTLY PARTICIPATE IN THE PLAN AND WISH TO CONTINUE SUCH PARTICIPATION DO NOT NEED TO COMPLETE AN AUTHORIZATION CARD OR TAKE ANY OTHER ACTION. STOCKHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PLAN NEED DO NOTHING AND WILL CONTINUE TO RECEIVE CASH DIVIDENDS, IF AND WHEN DECLARED, AS USUAL.

The following is a question and answer statement of the provisions of the Plan which has been approved by the Company's Board of Directors. The Plan will continue in effect as so amended until further modified or terminated by the Company.

                                ENERGYSOUTH, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
PURPOSE

1.  What is the purpose of the Plan?

The purpose of the Plan is to provide record owners of Common Stock with an easy and convenient method of acquiring additional shares of Common Stock. Stockholders can purchase additional shares of stock by investing cash dividends and by making Optional Cash Investments without payment of any brokerage commissions, fees or service charges. Since the shares of Common Stock purchased under the Plan are acquired from the Company, the proceeds are added to the general funds of the Company and are available for capital expenditures and working capital. The Plan offers eligible holders an opportunity to invest conveniently for the long-term. The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. The Company accordingly reserves the right to refuse to allow participation in the Plan and/or to modify, suspend or terminate participation by otherwise eligible record owners who engage in, or who the Company believes may engage in, such practices or other practices deemed by the Company to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.

ADVANTAGES

2. What are the advantages of the Plan?

Existing record owners of Common Stock may purchase additional shares of Common Stock by (i) having all or part of the cash dividends on their shares of Common Stock automatically reinvested, or (ii) by receiving directly, as usual, their cash dividends, if and when declared, on shares of Common Stock registered in their names and investing in the Plan by making cash payments of not less than $25 per payment nor more than $5,000 per calendar quarter ("Optional Cash Investments"), or (iii) by investing both all or part of their cash dividends and such Optional Cash Investments.

No brokerage commissions, fees or service charges are paid by a Participant in connection with the purchase of shares of Common Stock under the Plan. The Bank, the administering agent of the Plan, assures safekeeping of shares of Common Stock credited to a Plan account and provides regular statements of such account. Therefore, stockholders avoid the cumbersome safekeeping of certificates of shares of Common Stock credited to their Plan accounts.

ADMINISTRATION

3. Who administers the Plan for Participants?

The Bank has been designated by the Company as its agent to administer the Plan, maintain records, send regular statements of account to Participants and perform other duties relating to the Plan. Shares of Common Stock purchased under the Plan are held by the Bank as agent for Participants and registered in the name of the Bank or its nominee. If a Participant desires to hold their shares personally, upon request, the Bank will issue a stock certificate in the name of the stockholder(s). The Bank also serves as Transfer Agent for the Common Stock. Should the Bank resign, or be asked to resign, another agent will be asked to serve. All communications regarding the Plan should be sent to the Bank addressed as follows:

BANKBOSTON, N.A.
c/o Boston EquiServe LP
P. O. Box 8040
Boston, MA 02266-8040

Stockholders should mention the Company in their correspondence and, if applicable, furnish Plan account numbers. Inquiries may be made to the Bank by telephone at 1-800-736-3001.

PARTICIPATION

4. Who is eligible to participate?

All holders of record of shares of Common Stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for example, in the name of a broker or a bank nominee) must become holders of record by having all or a portion of those shares transferred into their names.

5. How does a record owner of Common Stock become a Participant?

A record owner of Common Stock may join the Plan at any time by completing an Authorization Card and returning it to the Bank. An Authorization Card may be obtained by contacting the Bank, or by contacting the Company as follows:

EnergySouth, Inc.
Corporate Treasurer's Office
Post Office Box 2607
Mobile, Alabama 36652
Telephone:  (334) 450-4774

6. When do investments begin through the Plan?

Dividend payment dates ordinarily occur on or about the 1st day of January, April, July and October.

If an Authorization Card specifying reinvestment of dividends is received by the Bank not later than two (2) business days prior to the record date for a dividend payment, reinvestment commences with that dividend payment. If the Authorization Card is received after such date, reinvestment of dividends through the Plan begins with the next dividend payment.

7. What does the Authorization Card provide?

The Authorization Card provides for the purchase of shares of Common Stock through the following options:

(a) Full Dividend Reinvestment. If the "Full Dividend Reinvestment" box is checked, the Bank will apply all of a Participant's cash dividends on shares of Common Stock registered in the Participant's name to the purchase of additional shares of Common Stock.

(b) Partial Dividend Reinvestment. If the "Partial Dividend Reinvestment" box is checked, the Bank will reinvest dividends on a number of shares registered in the Participant's name as indicated by the Participant, and will pay any remaining dividends in the usual manner.

(c) Optional Cash Investment. If the "Optional Cash Investment" box is checked, the Bank will apply Optional Cash Investments to the purchase of additional shares of Common Stock, whether or not dividends are being reinvested.

Dividends on all shares credited to a Participant's account under the Plan, whether through reinvestment or Optional Cash Investment, will be automatically reinvested.

If a Participant does not check any box on the Authorization Card, then full dividend reinvestment will be assumed.

8. May a Participant reinvest dividends on less than all shares registered in his or her name?

Except with respect to dividends on shares of Common Stock credited to a Participant's Plan account, which are reinvested automatically, a Participant may elect to reinvest all or part of the dividends on shares of Common Stock registered in his or her name by designating his or her intentions on the Authorization Card.

9. May a Participant change the method of participation?

At any time, a Participant may change his or her investment option by completing a new Authorization Card and returning it to the Bank or by giving the Bank telephone instructions at 1-800-736-3001. If the Participant elects to participate through the reinvestment of cash dividends on shares registered in his or her name but later decides to reduce the number of shares on which cash dividends are being reinvested or to participate through the Optional Cash Investment feature only, an Authorization Card or telephone instructions indicating a change of options must be received by the Bank not later than two
(2) business days prior to the record date for a dividend payment. Otherwise, such change will not be effective until the next dividend payment.

An Authorization Card may be obtained by contacting the Company or the Bank.

COSTS

10. Are there any expenses to Participants in connection with the Plan?

There are no brokerage commissions, fees or service charges to Participants for purchases under the Plan. All costs of administration of the Plan are paid by the Company. (See Question 24 and Question 25 for a discussion of payment by a Participant of brokerage costs and transfer taxes associated with termination of participation and sale of shares under the Plan.)

OPTIONAL CASH INVESTMENTS

11. How are Optional Cash Investments made?

Optional Cash Investments may be made by check or money order. A holder of record of Common Stock may make an initial Optional Cash Investment when enrolling in the Plan by enclosing a check (drawn on a U.S. bank and made payable to the Bank) with the Authorization Card. Thereafter, Optional Cash Investments may be made through the use of cash payment forms sent to Participants as part of their account statements. Optional Cash Investments which are made by check or money order need not be in the same amount each time and there is no obligation to make an Optional Cash Investment each month.

Optional Cash Investments must be received by the Bank not later than two business days prior to an Investment Date in order to be invested on that date. (See Question 13.) Optional Cash Investments received by the Bank later than two business days before an Investment Date will be held until the following Investment Date. NO INTEREST IS PAID ON OPTIONAL CASH INVESTMENTS PENDING INVESTMENT. A Participant may obtain the return of any Optional Cash Investment by written request received by the Bank at least five business days before the next Investment Date.

A $25.00 fee will be charged for any check returned unpaid. If a check is returned unpaid for any reason, the Bank (1) will consider the request for investment of such money to be null and void, (2) will immediately remove from the Participant's account shares of Common Stock, if any, purchased upon the prior credit of such money, and (3) will be entitled to sell such shares as well as any additional shares from the Participant's account as needed to satisfy any uncollected amounts.

12. What are the limitations on making Optional Cash Investments?

Optional Cash Investments may be not less than $25 per payment or more than $5,000 per calendar quarter. The Company reserves the right to direct the Bank to refuse any Optional Cash Investments which in the aggregate exceed $5,000 per calendar quarter with respect to the aggregate of all of a Participant's Plan accounts. In such event, the excess tendered amount of Optional Cash Investments will be returned to the Participant.

PURCHASES

13. When are shares of Common Stock purchased through the Plan?

The Investment Dates are the dividend payment dates in January, April, July and October, which ordinarily occur on or about the 1st day of these months, and on the first day of all other months, unless such date is not a business day, in which case the Investment Date would be the next succeeding business day.

Purchases of shares made with Optional Cash Investments are made monthly on each Investment Date. Purchases of shares with reinvested dividends are made quarterly on the Investment Dates in January, April, July and October.

A Participant becomes the owner of the shares purchased through the Plan on the Investment Date. However, for federal income tax purposes, the holding period for such shares commences on the following day.

14. What is the price of shares of Common Stock purchased under the Plan?

The price of shares of Common Stock purchased under the Plan is the last sales price for such shares as reported by the NASDAQ National Market System on the last trading day preceding the Investment Date (the "Reference Price").

15. How many shares of Common Stock are purchased for Participants?

The number of shares purchased for a Participant's account depends on the amount of the Participant's dividends being reinvested or the amount of any Optional Cash Investments and the applicable Reference Price. Each Plan account is credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on the Investment Date divided by the applicable Reference Price. THERE IS NO PROVISION IN THE PLAN FOR PARTICIPANTS TO PURCHASE A SPECIFIC NUMBER OF SHARES.

REPORTS TO PARTICIPANTS

16. What kind of reports are sent to Participants?

Stockholders who participate in the Plan are sent a quarterly statement of their accounts. Stockholders who participate through the investment of Optional Cash Investments are sent a monthly statement for any month in which a cash payment is made. These statements of account show any cash dividends reinvested and any Optional Cash Investment payments received, the number of shares purchased, the purchase price for the shares, the number of Plan shares held for the Participant by the Bank, the number of shares registered in the name of the Participant reinvesting dividends, and an accumulation of the transactions for the current calendar year to date. Quarterly and monthly statements are mailed as soon as practicable after each Investment Date. These statements are a Participant's continuing record of the cost of purchases of shares of Common Stock under the Plan, and the last cumulative statement of the year should be retained for income tax purposes.

In addition, each Participant receives copies of all communications sent to the Company's stockholders, including quarterly reports, annual reports, notices of annual meetings and proxy statements and income tax information for reporting distributions (including dividends) paid by the Company.

ISSUANCE OF CERTIFICATES

17. Are certificates issued for shares of Common Stock purchased under the Plan?

Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan are not issued to the Participant. However, certificates for any number of whole shares credited to a Participant's account will be issued in the Participant's name without charge by the Bank upon written request of the Participant; provided, however, that any request received from reinvestment Participants between a dividend record date and the Investment Date for that dividend will not be effective until after the dividend is reinvested under the Plan.

Certificates representing fractional share interests will not be issued under any circumstances. (See Question 24 concerning payments for fractional share interests.)

A request for issuance of certificates for Plan shares, including issuance of certificates for all of the shares credited to a Participant's Plan account, does not constitute a termination of participation in the Plan by the Participant. Termination may be effected only through the delivery to the Bank of a notice of termination. (See Question 24.)

18. In whose name are certificates issued?

Accounts under the Plan are maintained in the name(s) in which certificates of the Participant(s) were registered at the time they entered the Plan. Consequently, certificates for whole shares issued upon the request of Participants are issued in the same name(s).

DIVIDENDS ON FRACTIONS OF SHARES

19. Are Participants' Plan accounts credited with dividends on fractions of shares?

Participants are credited with the amount of dividends attributable to fractions of shares in their Plan accounts. These dividends are reinvested automatically.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

20. How may shares be withdrawn from the Plan?

A Participant may withdraw Plan shares credited to his or her account by notifying the Bank in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to and registered in the name of the Participant. Certificates representing fractional share interests will not be issued under any circumstances.

21. Will dividends on shares withdrawn from the Plan continue to be reinvested?

If a Participant has authorized reinvestment of dividends on all shares registered in the Participant's name, cash dividends with respect to shares withdrawn from the Participant's account continue to be reinvested. If, however, dividends with respect to only part of the shares registered in a Participant's name are being reinvested, the Bank continues to reinvest dividends on only the number of shares specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of shares is received by the Bank.

22. Will dividends on shares credited to a Participant's Plan continue to be reinvested if the Participant sells or transfers the Common Stock registered in his or her name?

Even if a Participant sells or transfers all of the shares of Common Stock registered in his or her name, the Bank continues to reinvest dividends on the Plan shares until a written request for withdrawal from the Plan is received from the Participant.

TERMINATION OF PARTICIPATION

23. How does a Participant terminate participation in the Plan?

A Participant may terminate participation in the Plan at any time by notifying the Bank in writing. A Participant's notice of termination takes effect when such notice is received by the Bank; provided, however, for a Participant reinvesting dividends, if the notice of termination is received by the Bank on or after the date two (2) business days prior to the record date for a dividend payment, that cash dividend will be reinvested for the Participant's account. The account then will be terminated and all subsequent dividends will be paid to the Participant.

Any Optional Cash Payment received before the Bank receives the notice of termination will be invested for the Participant's account unless the Participant specifically requests return of the payment prior to five business days before the next Investment Date.

24. What happens when a Participant terminates participation in the Plan?

When a Participant terminates participation in the Plan by providing the Bank with a written notice of termination, or upon termination of the Plan by the Company, certificates for whole shares credited to a Participant's account will be issued to the Participant and a cash payment will be made for any fractional share interests. However, in the Participant's notice of termination of participation, the Participant may direct the Bank to sell all full and fractional interest held in the Participant's account in the Plan. As soon as practicable after receipt of notice of termination and instruction for sale, such sale will be made. Any brokerage fees, transfer and other taxes and other transaction expenses in connection with such sales will be paid by the terminating Participant. The proceeds of the sale, net of such expenses, will be sent to the Participant.

Dividends paid after termination of participation in the Plan will be paid in cash directly to the former Participant. Former Participants may become Participants in the Plan again at any time by signing a new Authorization Card and returning it to the Bank.

SALE OF PLAN SHARES

25. May a Participant's Plan shares be sold?

A Participant may sell all or a part of shares of Common Stock held in the Plan in either of two ways. First, the Participant may request certificates for full shares and arrange for the sale of these shares through a securities broker of the Participant's choice. Alternatively, as soon as practicable after receipt of written instructions, the Bank will sell any portion or all of the shares held by the Bank for the Participant. The Participant will be charged a commission, transfer and other taxes and other transaction expenses, which amounts will be deducted from the cash proceeds paid to the Participant. Shares being sold for the Participant may be aggregated with those of other Plan Participants who have requested sales. In that case, the Participant will receive proceeds based on the average sales price of all shares sold, less a pro rata share of brokerage commissions, transfer and other taxes and other transaction expenses. A check representing the proceeds of the sale of shares, net of such expenses, will be forwarded to the Participant as soon as practicable after settlement of the sale.

RISK TO PARTICIPANTS

26. Does participation in the Plan involve risk?

The Plan itself creates no risk. The risk to Participants is the same as with any other investment in shares of the Company's Common Stock. Since purchase prices are established on the Investment Date, a Participant loses any advantage otherwise available from being able to select the timing of investments. PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE BANK CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

STOCK DIVIDENDS OR STOCK SPLITS; RIGHTS OFFERING

27. What happens if the Company issues a stock dividend, declares a stock split or has a rights offering?

Any stock dividend or split issued by the Company will be credited to Participants' Plan accounts based on the number of shares (including fractional share interests) held in such accounts on the record date for such stock dividend or split.

In the event the Company makes available to stockholders rights to purchase additional shares of Common Stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts on the record date established for determining stockholders who are entitled to such rights.

VOTING RIGHTS

28. How are a Participant's shares voted at meetings of stockholders?

A Participant receives a proxy indicating the total number of shares of Common Stock held, including shares of Common Stock registered in the Participant's name and shares of Common Stock credited to the Participant's Plan account.

If the proxy is returned properly signed and marked for voting, all the shares covered by the proxy, including those shares registered in the Participant's name and those shares credited to the Participant's Plan account, will be voted as marked.

If the proxy is returned properly signed but with no instructions as to the manner in which the Participant's shares are to be voted with respect to any item thereon, all of the Participant's shares, including shares registered in the Participant's name and shares credited to the Participant's Plan account, will be voted in accordance with the recommendations of the Board of Directors of the Company. If the proxy is not returned or if it is returned unexecuted or improperly executed, the Participant's shares will be voted only if the Participant votes in person.

INCOME TAX CONSEQUENCES

29. What are the federal income tax consequences of participation in the Plan?

Participants are deemed to have received dividend income on the Investment Date to the extent that shares of Common Stock are purchased with reinvested dividends. Thus, the full amount of cash dividends reinvested under the Plan represent dividend income to Participants.

The basis of shares of Common Stock purchased under the Plan, either with reinvested cash dividends or Optional Cash Investments, is the Reference Price on the Investment Date. The holding period for such shares begins on the day after the Investment Date.

Participants will not realize any taxable income when they receive certificates for Plan shares credited to their accounts, whether upon withdrawal from the Plan or otherwise. However, Participants should note that upon withdrawal they will receive cash payments for the fractional shares credited to their Plan accounts and may realize a gain or loss. The amount of such gain or loss will be the difference between the amount the Participant receives for the fractional shares and the Participant's tax basis for such shares. Participants will also recognize tax gain or loss (which, for most Participants, will be capital gain or loss) when whole shares acquired under the Plan are sold -- either by the Bank at the Participant's request or by the Participant. (See Question 24 and Question 25.)

Under current federal tax laws, the Company may be required to withhold 31% (called "backup withholding") from the amount of dividends that would otherwise be reinvested under the Plan. This withholding is required if any Participant has failed to furnish a valid taxpayer identification number, failed to properly report interest or dividends or failed, when required, to certify that the Participant is not subject to such withholding. Should withholding be required as to any dividends to be reinvested under the Plan, the Bank will notify the Participant of such requirement when withholding begins. The amount withheld will be deducted from the amount of the dividend and only the remaining amount will be invested. The amount withheld will be reported to the Participant.

THE PRECEDING SUMMARY IS BASED ON THE COMPANY'S INTERPRETATION OF CURRENT TAX LAWS, INCLUDING REGULATIONS ISSUED BY THE TREASURY DEPARTMENT. THE PRECEDING SUMMARY MAY BE RENDERED INACCURATE BY ANY FUTURE LEGISLATIVE AMENDMENT TO THE FEDERAL INCOME TAX LAWS OR ANY FUTURE INTERPRETATIONS OF SUCH LAWS BY THE TREASURY DEPARTMENT OR BY COURTS. SPECIFIC QUESTIONS REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN SHOULD BE DISCUSSED WITH THE PARTICIPANT'S TAX ADVISOR.

RESPONSIBILITIES OF THE COMPANY AND THE BANK

30. What are the responsibilities of the Company and the Bank under the Plan?

Neither the Company nor the Bank is liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Plan account upon such Participant's death prior to receipt of notice in writing of such death. Neither the Company nor the Bank has any duties, responsibilities or liabilities except those expressly set forth in the Plan.


CUSTODY OF CERTIFICATES

31. May other Common Stock certificates of the Company be deposited with the Bank under the Plan?

A Participant may deposit any Common Stock certificates of the Company now or hereafter registered in his or her name for credit under the Plan. There is no charge for this service. Because the Participant bears the risk of loss in sending stock certificates to the Bank, it is recommended that certificates be sent by registered mail, return receipt requested, and properly insured. Written instructions must be provided to the Bank, directing that the shares be deposited to the Participant's Plan account. Whenever certificates are issued to a Participant, either upon request or upon termination of participation, new, differently numbered certificates will be issued.


SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

32. May the Plan be suspended, modified or terminated?

While the Plan is intended to continue indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. The Company also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or modification. If the Plan is terminated, any uninvested Optional Cash Investments will be returned to Participants, certificates for whole shares credited to Plan accounts will be issued and cash payments will be made for any fractional shares credited to such Plan accounts. (See Question 24.)

The Company intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Common Stock under the Plan. However, the Company has no obligation to offer, issue or sell Common Stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, the Company may elect not to offer or sell Common Stock under the Plan to Participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden of expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner to the stockholder and any Optional Cash Investments received from such stockholder will be returned to him or her.

Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

                           DESCRIPTION OF COMMON STOCK

General. The total number of authorized shares of Common Stock of the Company is 10 million shares, $.01 par value per share. As of October 1, 1998, there were 4,876,184 shares of Common Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, and, upon issuance as described in this Prospectus the shares of Common Stock offered hereby will be validly issued, fully paid and nonassessable. There are 10 million shares of Company preferred stock authorized, none of which are presently issued.

Dividend Rights. Holders of the Common Stock are entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor. Dividends on Common Stock currently depend primarily on dividends paid to the Company by Mobile Gas. Mobile Gas's long-term debt instruments contain certain restrictions on the payment of cash dividends. At September 30, 1998, under the most limiting provisions, Mobile Gas retained earnings in the amount of $21,389,000 were unrestricted and available for the payment of dividends. Payment of dividends on Common Stock could be subject to prior rights of holders of Company preferred stock if such stock were issued.

Voting Rights. Each outstanding share of Common Stock is entitled to full voting rights for the election of directors and for all other purposes with one vote for each share of Common Stock held of record.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata all the assets of the Company available for distribution to its stockholders.

Preferential, Preemptive, and Other Rights. No holder of stock has any preferential, preemptive, or other rights to purchase or subscribe to any shares of stock or other securities convertible into stock.

Transfer Agent.  The Transfer Agent for the Common Stock is the Bank.


                                 USE OF PROCEEDS

The proceeds from the sales of shares of Common Stock pursuant to the Plan are expected to be used for general corporate purposes. The Company has no basis for estimating the number of shares of Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold.


                                  LEGAL MATTERS

Certain legal matters with respect to the Plan and in connection with the issuance of Common Stock pursuant thereto have been passed upon for the Company by Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C. Members of such law firm who participated in the representation of the Company and their spouses beneficially owned 17,050 shares of Common Stock as of October 1, 1998.

                                     EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Mobile Gas Annual Report on Form 10-K for the fiscal year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

The Company's Bylaws provide for indemnification to the full extent permitted by the laws of the State of Alabama against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company. The Company has also entered into agreements with its directors and certain officers which provide for such indemnification and advancement of expenses in such circumstances. Generally, under Alabama law, indemnification will only be available where an officer or director can establish that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where the Company does not provide indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No person, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


TABLE OF CONTENTS


                                                   Page
Available Information                               2
Incorporation of Certain Documents by Reference
The Company                                         3
Description of the Plan                             3
  Purpose                                           4
  Advantages                                        4
  Administration                                    4
  Participation                                     5
  Costs                                             7
  Optional Cash Investments                         7
  Purchases                                         7
  Reports to Participants                           8
  Issuance of Certificates                          9
  Dividends on Fractions of Shares                  9
  Withdrawal of Shares in Plan
     Accounts                                       9
  Termination of Participation                     10
  Sales of Plan Shares                             11
  Risk to Participants                             11
  Stock Dividends or Stock Splits;
     Rights Offering                               11
  Voting Rights                                    12
  Income Tax Consequences                          12
  Responsibilities of the Company and
     the Bank                                      13
  Custody of Certificates                          13
  Suspension, Modification or
     Termination of the Plan                       14
Description of  Common Stock                       14
Use of Proceeds                                    15
Legal Matters                                      15
Experts                                            15
Indemnification                                    15

                                      LOGO

                                ENERGYSOUTH, INC.

                              DIVIDEND REINVESTMENT
                                       AND
                               STOCK PURCHASE PLAN

                                  COMMON STOCK
                            $.01 PAR VALUE PER SHARE



                                   PROSPECTUS



                                October 12, 1998

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

          See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii)above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mobile, State of Alabama, on October 31, 1998.

                                          ENERGYSOUTH, INC.

                                          Registrant

                                          By: /s/ Charles P. Huffman
                                             -----------------------------------
                                                   Charles P.  Huffman
                                                   Chief Financial Officer
                                                   and Treasurer


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Davis, Charles P. Huffman and G. Edgar Downing, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:


         Signature                              Title                                  Date
/s/ John S. Davis                      Director, President and Chief          October 31, 1998
---------------------------            Executive Officer (Principal
    John S. Davis                      Executive Officer)


/s/ Charles P. Huffman                 Vice President, Chief Financial        October 31, 1998
---------------------------            Officer and Treasurer (Principal
    Charles P. Huffman                 Financial and Accounting Officer)


/s/ William J. Hearin                  Director, Chairman                     October 31, 1998
---------------------------
    William J. Hearin


/s/ Joseph G. Hollis, Jr.              Director                               October 31, 1998
---------------------------
    Joseph G. Hollis, Jr.


/s/ Walter L.Hovell                    Director                               October 31, 1998
---------------------------
    Walter L. Hovell

/s/ John C. Hope                       Director                               October 31, 1998
---------------------------
    John C. Hope

/s/ Gaylor C. Lyon                     Director                               October 31, 1998
---------------------------
    Gaylord C. Lyon

/s/ G. Montgomery Mitchell             Director                               October 31, 1998
---------------------------
    G. Montgomery Mitchell

/s/ S. Felton Mitchell, Jr.            Director                               October 31, 1998
---------------------------
    S. Felton Mitchell, Jr.

/s/ F. B. Muhlfeld                     Director                               October 31, 1998
---------------------------
    F. B. Muhlfeld

/s/ E. B. Peebles, Jr.                 Director                               October 31, 1998
---------------------------
    E. B. Peebles, Jr.

/s/ Thomas B. Van Antwerp              Director                               October 31, 1998
---------------------------
    Thomas B. Van Antwerp

EXHIBIT INDEX


Exhibit No.                                      Description
2.1           Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to Registrant's Registration Statement on Form S-4 (No. 333-42057))

3.1           Restated Articles of Incorporation of EnergySouth, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form
              S-4 (No. 333-42057))

3.2           ByLaws of EnergySouth, Inc. (incorporated by reference to Exhibit 3.2 to
              Registrant's Registration Statement on Form S-4 (No. 333-42057))

5             Opinion of Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C.
              with respect to legality of securities registered

23.1          Consent of Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C.
              (included in Exhibit 5)

23.2          Independent Auditors' Consent.

24 Power of Attorney (included with signature page in Part II of this registration statement)